Dime Financial Corporation - Third Quarter Results

      Wallingford, Connecticut:  Dime Financial Corporation ("DFC") (NASDAQ:
DIBK) announced net income of $3.2 million or $0.62 per share for the quarter ended September 30, 1996 compared with net income of $2.1 million or $0.42 per share for the quarter ended September 30, 1995. Net income for the nine month period ended September 30, 1996 totalled $9.1 million or $1.79 per share compared with net income of $3.4 million or $0.67 per share for the nine month period ended September 30, 1995. In addition, the Board of Directors announced a regular quarterly dividend payment of $0.08 per share payable on November 20, 1996 to shareholders of record on November 5, 1996. The improvement in net income during the third quarter of 1996 compared with the third quarter of 1995 resulted primarily from a reduction in the provision to the allowance for loan losses and a decrease in operating expenses. The provision to the allowance for loan losses during the third quarter of 1996 totalled $450,000 compared with $1.4 million during the third quarter of 1995. The provision to the allowance for loan losses for the nine months ended September 30, 1996 totalled $1.8 million compared with $6.7 million for the nine months ended September 30, 1995.

      Total operating expenses, exclusive of OREO operations, for the quarter ended September 30, 1996 were $3.2 million compared with operating expenses, exclusive of OREO operations, of $3.6 million from the year earlier quarter ended September 30, 1995 representing a decline of $413,000 or 11%. Total operating expenses, exclusive of OREO operations, for the nine months ended September 30, 1996 equalled $10.7 million compared with operating expenses, exclusive of OREO operations, of $13.5 million for the nine months ended September 30, 1995 representing a decline of $2.7 million or nearly 20%. The decline in operating expenses during 1996 was primarily the result of a restructure program, first implemented during the second quarter of 1995, which significantly reduced the Company's workforce, along with a reduction in the cost of FDIC insurance. Salaries and employee benefits for the quarter ended September 30, 1996 totalled $1.6 million compared with salaries and employee benefits of $1.8 million for the quarter ended September 30, 1995, representing a decline of $168,000 or 9%. Salaries and employee benefits for the nine month period ended September 30, 1996 totalled $5.0 million compared with $6.1 million for the first nine months of 1995, representing a decrease of $1.0 million or 17%. The cost of FDIC insurance also declined substantially and totalled only $500 for the quarter ended September 30, 1996 compared with $52,000 for the quarter ended September 30, 1995. The cost of FDIC insurance for the nine month period ended September 30, 1996 totalled $79,000 compared with $808,000 for the nine month period ended September 30, 1995, representing a decrease of $729,000 or 90%. The drop in the cost of FDIC insurance was caused primarily by a general reduction in the assessment rate charged and an improvement in the risk rating of DFC's sole subsidiary, The Dime Savings Bank of Wallingford ("Dime").

      During 1996, the Company provided for only minimal income taxes as the result of tax loss carry-forwards available to offset regular Federal and State income taxes. During the first three quarters of 1995, the Company recognized $2.0 million of a deferred tax benefit as the result of improved earnings projections. No deferred tax benefit was recognized during the first nine months of 1996. The allowance for loan losses at September 30, 1996 equalled $13.8 million and represented 227% of non-performing loans of $6.1 million and 3.33% of total loans outstanding. The allowance for loan losses at December 31, 1995 totalled $12.8 million and represented 166% of non-performing loans of $7.7 million and 2.80% of total loans outstanding. At September 30, 1995 the allowance for loan losses totalled $13.7 million or 127% of non-performing loans of $10.8 million and 2.86% of total loans outstanding. Non-performing loans totalled $6.1 million at September 30, 1996 representing a decrease of $1.6 million or 21% from December 31, 1995 and a decrease of $4.7 million or 44% from September 30, 1995. Other real estate owned ("OREO") totalled $825,000 at September 30, 1996 compared with OREO of $1.4 million at December 31, 1995 and $1.6 million at September 30, 1995. Total non-performing assets were $6.9 million at September 30, 1996 compared with $9.1 million at December 31, 1995 and $12.4 million at September 30, 1995. Non-performing assets equalled 0.99% of total assets at September 30, 1996 compared with 1.38% of total assets at December 31, 1995 and compared with 1.96% of total assets at September 30, 1995.

      Net interest income totalled $6.3 million for the quarter ended September 30, 1996 representing a net interest rate spread of 3.20% and a net interest margin of 3.76% compared with net interest income of $6.3 million for the quarter ended September 30, 1995 which represented a net interest rate spread of 3.61% and a net interest margin of 4.11%. The decrease in the interest rate spread and margin was due to the combination of a higher cost of deposits, a lower loan yield, and a greater volume of investment securities as a percentage of assets, partially offset by an increased yield on investment securities. Net interest income for the nine month period ended September 30, 1996 totalled $19.6 million representing a net interest rate spread of 3.40% and a net interest margin of 3.94% compared with net interest income of $19.2 million for the nine months ended September 30, 1995 which represented a net interest rate spread of 3.73% and a net interest margin of 4.18%. Total assets were $691.8 million at September 30, 1996 compared with total assets of $632.6 million at September 30, 1995, representing an increase of $59.3 million or 9%. Total deposits were $569.1 million at September 30, 1996 compared with $520.7 million at September 30, 1995, representing an increase of $48.3 million or 9%. Total shareholders' equity was $59.4 million at September 30, 1996 representing an equity to assets ratio of 8.59% compared with shareholders' equity of $48.7 million at September 30, 1995 which represented an equity to assets ratio of 7.69%. The Tier 1 regulatory capital ratio at September 30, 1996 for Dime was 8.39% compared with a Tier 1 regulatory capital ratio of 7.20% at September 30, 1995. The risk-based capital ratio of Dime at September 30, 1996 equalled 18.79% compared with a risk-based capital ratio of 14.74% at September 30, 1995. These ratios are in excess of the regulatory minimums.

                  Dime Financial Corporation and Subsidiary

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Consolidated Statements of Condition
------------------------------------------------------------------------------------------------------------
                                                                  September 30,  December 31,  September 30,
(In thousands, except share data)                                     1996           1995          1995
------------------------------------------------------------------------------------------------------------
Assets
Cash and amounts due from banks                                     $  7,581       $ 11,172    $  9,505
Interest bearing deposits                                                 24          2,983       3,913
Federal funds sold                                                    11,713         21,334      11,859
Investment securities available for sale (a)                          18,412          8,138          12
Investment securities held to maturity (b)                            90,634         47,898      58,820
Mortgage-backed securities available for sale (c)                    137,798         95,190       9,879
Mortgage-backed securities held to maturity (d)                          ---            ---      44,539
Investment in Federal Home Loan Bank of Boston stock                   7,192          7,192   	  7,192
Loans receivable:
  Mortgage Loans:
    Residential real estate - owner occupied                         304,010        329,597     341,459
    Residential real estate - non-owner occupied                      23,396         27,699      29,013
    Commercial real estate                                            35,726         43,658      52,190
    Builders' and Land                                                   811          1,501       1,928
  Commercial loans                                                     3,569          4,529       4,821
  Consumer loans                                                      45,246         49,459      50,785
  Allowance for loan losses                                          (13,761)       (12,779)    (13,722)
                                                                    -----------------------------------
Loans receivable, net                                                398,997        443,664     466,474
Premises and equipment, net                                            5,275          5,926       6,816
Accrued income receivable                                              5,195          4,451       4,745
Other real estate owned, net                                             825          1,415       1,649
Other assets                                                           5,679          6,242       4,321
Excess of cost over fair value of net assets acquired                  2,505          2,768   	  2,855
                                                                    -----------------------------------
      Total assets                                                  $691,830       $658,373    $632,579
                                                                    ===================================

Liabilities and Shareholders' equity
Liabilities:
Deposits                                                            $569,063       $543,344    $520,738
Federal Home Loan Bank of Boston advances                             58,000         58,000      58,000
Other liabilities                                                      5,350          5,361       5,189
                                                                    -----------------------------------
      Total liabilities                                              632,413        606,705     583,927
                                                                    -----------------------------------

Shareholders' equity:
Preferred stock; no par value; authorized 1,000,000 shares;
 none issued and outstanding                                             ---            ---         ---
Common stock; $1.00 par value; authorized 9,000,000 shares;
 issued 5,480,896 shares, 5,373,992 and 5,364,902, respectively.       5,481          5,374       5,365
Additional paid-in capital                                            52,209         51,117      50,992
Retained earnings (deficit)                                            5,793         (2,166)     (4,842)
Net unrealized gain (loss) on available for sale securities           (1,168)           241    	     35
Treasury stock --351,607 shares at cost                               (2,898)        (2,898)     (2,898)
                                                                    -----------------------------------
      Total shareholders' equity                                      59,417         51,668      48,652
                                                                    -----------------------------------
      Total liabilities and shareholders' equity                    $691,830       $658,373    $632,579
                                                                    ===================================

<Fa> amortized cost: $18,362 at September 30, 1996; $8,155 at December 31, 1995; and $12 at September 30, 1995.
<Fb> market value: $89,101 at September 30, 1996; $48,245 at December 31, 1995; and $58,888 at September 30, 1995.
<Fc> amortized cost: $139,618 at September 30, 1996; $94,809 at December 31, 1995; and $9,826 at September 30, 1995.
<Fd> market value:  $44,495 at September 30, 1995.

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               Condensed Consolidated Statements of Operations

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Consolidated Statements of Operations
-----------------------------------------------------------------------------------------------
                                                         Three Months Ended   Nine Months Ended
(In thousands, except share data)                        9/30/96    9/30/95   9/30/96   9/30/95
-----------------------------------------------------------------------------------------------

Interest Income:
  Interest and fees on loans                             $ 8,359    $ 9,943   $27,224   $30,186
  Interest-bearing deposits                                    1         26        22       104
  Federal funds sold                                         148        166       628       909
  Interest and dividends on investments:
    U.S. treasury securities                                  56        130       185       563
    U.S. government agency obligations                     1,429        680     3,599     1,505
    REMIC/CMO's                                              713        493     2,333       708
    Non-agency REMIC/CMO's                                   652        ---     1,141
    Mortgage-backed securities                               891        379     2,402       520
    Asset-backed securities                                  268        ---       394       ---
    Other bonds and notes                                      7         89        46       420
    Equity securities                                        ---        ---       ---         3
  Dividends on Federal Home Loan Bank of Boston Stock        117        124       345       383
                                                         --------------------------------------
      Total Interest Income                               12,641     12,030    38,319    35,301
                                                         --------------------------------------

Interest Expense
  Interest to depositors                                   5,364      4,687    15,691    12,926
  Interest on Federal Home Loan Bank of Boston advances      983      1,054     3,015     3,132
                                                         --------------------------------------
      Total Interest Expense                               6,347      5,741    18,706    16,058
                                                         --------------------------------------
Net Interest Income                                        6,294      6,289    19,613    19,243
  Provision for loan losses                                  450      1,400     1,750     6,700
                                                         --------------------------------------
Net interest income after provision                        5,844      4,889    17,863    12,543
  Investment securities gains, net                            32         64       203       298
  Other operating income                                     552        528     1,543     1,586
                                                         --------------------------------------
  Income before other operating expenses                   6,428      5,481    19,609    14,427
                                                         --------------------------------------
Other Operating Expenses:
  Salaries and employee benefits                           1,628      1,796     5,036     6,071
  Professional and other services                            574        513     1,668     1,780
  Bank occupancy and equipment expense                       534        767     2,147     2,300
  FDIC Assessment                                              1         52        79       808
  Net (benefit) cost of operation of other real estate        67       (256)     (223)     (432)
  Restructure expense, net                                   ---        ---       340       947
  Other operating expenses                                   455        477     1,504     1,552
                                                         --------------------------------------
      Total Other Operating Expenses                       3,259      3,349    10,551    13,026
                                                         --------------------------------------
Income before income taxes                                 3,169      2,132     9,058     1,401
  Income tax expense (benefit)                                 0         12       (10)   (1,964)
                                                         --------------------------------------
Net income                                               $ 3,169     $2,120   $ 9,068   $ 3,365
                                                         ======================================

Weighted Average Common Shares (in thousands)              5,125      5,011     5,069     5,001

Earnings per share                                         $0.62      $0.42     $1.79     $0.67

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Selected Financial Highlights
------------------------------------------------------------------------------------
                                           For the three months  For the nine months
                                           ended September 30,   ended September 30,
(Dollars in thousands)                       1996       1995       1996      1995
------------------------------------------------------------------------------------

Average yield on interest-earning assets     7.49%       7.81%     7.72%     7.69%
Average cost of funds                        4.29%       4.20%     4.32%     3.96%
Net interest rate spread                     3.20%       3.61%     3.40%     3.73%
Net yield on interest-earning assets         3.76%       4.11%     3.94%     4.18%
Net income                                 $3,169      $2,120    $9,068    $3,365
Return on average assets                     1.84%       1.34%     1.79%     0.71%
Return on average equity                    22.11%      17.94%    22.13%     9.69%
Leverage capital ratio                       8.41%       7.24%     8.41%     7.24%
Earnings per share                          $0.62       $0.42     $1.79     $0.67
Book value per share                       $11.58       $9.71    $11.58     $9.71

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                  Dime Financial Corporation And Subsidiary

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

Selected Financial Data
-------------------------------------------------------------------------------------------
                                                 September 30,  December 31,  September 30,
(in thousands)                                      1996            1995        1995
-------------------------------------------------------------------------------------------
Non-Performing Asset Information:

Non-Performing Loans:
  Residential Real Estate - owner occupied          $2,691         $2,729      $ 3,617
  Residential Real Estate - non-owner occupied         926          1,235        1,200
  Commercial Real Estate                             1,501          2,580        4,497
                                                    ----------------------------------
    Total Mortgage Loans                             5,118          6,544        9,314
  Commercial Loans                                     659            690        1,151
  Consumer Loans                                       275            448          298
                                                    ----------------------------------
    Total Non-Performing Loans                       6,052          7,682       10,763

Other Real Estate Owned                                825          1,865        2,160
Less:  Reserve for OREO Losses                           0            450          511
                                                    ----------------------------------
    Total OREO, net                                    825          1,415        1,649

Total Non-Performing Assets                         $6,877         $9,097      $12,412
                                                    ==================================
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----------------------------------------------------------------------------------------------


                                                   September 30,   December 31,  September 30,
(in thousands)                                         1996            1995          1995
----------------------------------------------------------------------------------------------

Average Balance Information
For the quarters ended:

Interest earning assets:
  Gross loans                                        $417,390        $472,201      $486,867
  Investment securities                               246,184         136,976       114,708
  Federal funds sold / interest bearing deposits       11,280          20,244        14,521
                                                     --------------------------------------
    Total interest earning assets                     674,854         629,421       616,096

Total Assets                                         $688,470        $644,264      $631,303
                                                     ======================================

Interest bearing liabilities:
  Interest bearing deposits                          $528,520        $494,502      $483,916
  Borrowings                                           58,000          58,000        58,000
                                                     --------------------------------------
    Total interest bearing liabilities                586,520         552,502       541,916

Total Liabilities                                     631,119         594,596       584,023

Shareholders' Equity                                   57,351          49,668        47,280

Total Liabilities & Shareholders' Equity             $688,470        $644,264      $631,303
                                                     ======================================

Average Balance Information
For the nine and twelve months ended:

Interest earning assets:
  Gross loans                                        $433,468        $492,028      $498,719
  Investment securities                               211,933         100,642        88,499
  Federal funds sold / interest bearing deposits       16,341          23,727        24,890
                                                     --------------------------------------
    Total interest earning assets                     661,742         616,397       612,108

Total Assets                                         $676,456        $633,938      $630,461
                                                     ======================================

Interest bearing liabilities:
  Interest bearing deposits                          $519,950        $487,137      $484,655
  Borrowings                                           58,000          58,060        58,080
                                                     --------------------------------------
    Total interest bearing liabilities                577,950         545,197       542,735

Total Liabilities                                     621,812         586,808       584,149

Shareholders' Equity                                   54,644          47,130        46,312

Total Liabilities & Shareholders' Equity             $676,456        $633,938      $630,461
                                                     ======================================
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